Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Shell Company Report on Form 20-F of Xanadu Quantum Technologies Limited, of our reports dated November 21, 2025, with respect to the consolidated financial statements of Xanadu Quantum Technologies Inc., and financial statement of Xanadu Quantum Technologies Limited, which reports appear in the Registration Statement on Form F-4 of Xanadu Quantum Technologies Limited, and to the reference to our firm under the heading “Experts” in this Shell Company Report on Form 20-F.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

April 1, 2026

Toronto, Canada